                                                                                                    Exhibit 10.1

RUDDICK CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR THE BENEFIT OF
ALAN T. DICKSON

            This Ruddick Corporation Supplemental Executive Retirement Plan ("Plan"), approved and adopted this 31st day of March, 2006 ("Effective Date"), by Ruddick Corporation, a North Carolina corporation headquartered in Charlotte, North Carolina ("Ruddick"), for the benefit of Alan T. Dickson ("Executive").

INTRODUCTION

            Ruddick wishes to provide the Executive with additional supplemental retirement benefits following Executive's retirement from Ruddick's Board in his capacity as Chairman of the Board of Ruddick Corporation.  Ruddick will pay the benefits from its general assets.

           The Plan is intended to be a top-hat plan (i.e., an unfunded deferred compensation plan maintained for a member of a select group of management or highly compensated employees) pursuant to Section 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

           This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder, as in effect from time to time.  To the extent a provision of the Plan is contrary to or fails to address the requirements of Section 409A of the Code, the Plan shall be construed and administered as necessary to comply with such requirements until the Plan is appropriately amended to comply with such requirements.

Article 1
Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

1.1       "Affiliated Company" means any company controlled by, controlling or under common control with Ruddick.

1.2       "Board" means the Board of Directors of Ruddick Corporation.

1.3       "Code" means the Internal Revenue Code of 1986, as amended.

1.4       "Committee" means the "SERP Administrative Committee" appointed by the Board and responsible for administering the Plan as provided for in Articles 3 and 5.

1.5       "Ruddick" means Ruddick Corporation and shall include Ruddick and any and all of its Affiliated Companies where the context so applies.

Article 2
Retirement Benefit

2.1       Retirement Benefit.  Upon Executive's retirement from the Board in the capacity of its Chairman on March 31, 2006, Ruddick will pay Executive the sum of Ninety Eight Thousand and 00/100 Dollars ($98,000.00) per year to be paid in equal monthly installments of Eight Thousand One Hundred Sixty Six and 67/100 Dollars ($8,166.67) beginning on April 1, 2006, until Executive's death.

Article 3
Claims and Review Procedures

3.1       Claims Procedure.  The Committee shall notify any person or entity that makes a claim against the Plan ("Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan.  If the Committee determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed.  If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

3.2       Review Procedure.  If the Claimant is determined by the Committee not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt of the notice issued by the Committee.  Said petition shall state the specific reasons which the Claimant believes entitle him to benefits or to greater or different benefits.  Within 60 days after receipt by the Committee of the petition, the Committee shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Committee verbally or in writing.  Claimant (or counsel) shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim.  The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Committee shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Plan on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Committee, but notice of this deferral shall be given to the Claimant.

Article 4
Amendment and Termination

4.1       Amendment.  The Board shall have the right to amend this Plan at any time; provided that such amendment may not result in acceleration of the payment of benefits under the Plan.

4.2       Termination.  The Board shall have the right to terminate this Plan and to accelerate the payment of benefits under the Plan in accordance with Section 409A of the Code and related treasury regulations and other guidance issued under Section 409A as follows:

(i)         if all plans or arrangements of a similar type that cover or benefit employees are terminated; or

(ii)        upon a Change in Control as defined in Code Section 409A and related regulations or similar guidance; or

(iii)       upon Ruddick's bankruptcy or dissolution.

Article 5
Miscellaneous

5.1       Binding Effect.  This Plan shall bind the Executive and Ruddick, and their beneficiaries, survivors, executors, successors, administrators and transferees.

5.2       Non-Transferability.  Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

5.3       Successors. This Plan is personal to the Executive, and, without the prior written consent of Ruddick, shall not be assignable by the Executive.  This Plan shall inure to the benefit of and be binding upon Ruddick and its successors and assigns.  Subject to the following sentences of this Section 5.3, this Plan shall not be assignable by Ruddick without the prior written consent of the Executive.  Ruddick will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Ruddick to assume expressly and agree to perform this Plan in the same manner and to the same extent that Ruddick would be required to perform it if no such succession had taken place.  "Ruddick" means Ruddick Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Plan by operation of law or otherwise.

5.4       Applicable Law.  The Plan and all rights hereunder shall be governed by the laws of the State of North Carolina, without regard to principles of conflicts of laws.

5.5       Unfunded Arrangement.  The Executive and beneficiary are general unsecured creditors of Ruddick for the payment of benefits under this Plan.  The benefits represent the mere promise by Ruddick to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

5.6       Entire Plan.  This Plan constitutes the entire agreement between Ruddick and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Plan other than those specifically set forth herein.  From and after the Effective Date, this Plan shall supersede any other agreement between the parties with respect to the subject matter hereof.

5.7       Administration and Recordkeeping Authority.  Except as otherwise specifically provided herein, the Committee shall have the sole responsibility for and the sole control of the operation, administration, and recordkeeping of this Plan and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

(i)         Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of the Executive, and to remedy any ambiguities, inconsistencies, or omissions in the Plan;

(ii)        Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;

(iii)       Implement the Plan in accordance with its terms;

(iv)       Establish and revise the method of accounting for the Plan; and

(v)        Maintain a record of benefit payments.

5.8       Named Fiduciary.  The Committee shall be the named fiduciary and plan administrator under the Plan.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties, administration or recordkeeping to qualified individuals or third parties.

5.9       Captions.  The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

5.10     Severability.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.

             IN WITNESS WHEREOF, a duly authorized Ruddick officer has signed this Plan.

RUDDICK CORPORATION

/s/ JOHN B. WOODLIEF By: John B. Woodlief, Vice President - Finance and Chief Financial Officer